UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 23, 2006

Community Trust Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Kentucky	0-11129	61-0979818
(State or other jurisdiction of	(Commission file number)	(IRS Employer Identification Number)
Incorporation)

346 North Mayo Trail
Pikeville, Kentucky		41501
(Address of principal executive offices)		(Zip code)

(606) 432-1414
(Registrant's telephone number, including area code)

Item 1.01—Entry Into a Material Definitive Agreement

On January 23, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Community Trust Bancorp, Inc. (the "Company") took the following actions:

Base Salary Increases

The Committee approved new annual base salaries (effective January 23, 2006) for the following named executive officers:

Name and Principal Position	2006 Base Salary ($)

Jean R. Hale
Chairman, President and Chief Executive Officer	352,000

Mark A. Gooch
Executive Vice President and Secretary	270,000

Michael S. Wasson
Executive Vice President	178,000

Tracy E. Little
Executive Vice President	162,500

Larry W. Jones
Executive Vice President	157,500

2005 Annual Incentive Compensation Awards

The Company's named executive officers were participants in the Company's Senior Management Incentive Compensation Plan (the "Plan"). On January 23, 2006, the Committee reviewed the performance measures established under the Plan for the 2005 Plan year and determined the level of performance measure actually achieved by the Company under the Plan for 2005. In addition, the Committee determined the amount earned in 2005 under the Plan (to be paid in January 2006) by each below named executive officer.

Name and Principal Position	2005 Cash Bonus Awarded Under the Senior Management Incentive Compensation Plan ($)

Jean R. Hale
Chairman, President and Chief Executive Officer	32,000

Mark A. Gooch
Executive Vice President and Secretary	24,500

Michael S. Wasson
Executive Vice President	16,800

Tracy E. Little
Executive Vice President	15,600

Larry W. Jones
Executive Vice President	15,000

The actual amounts of the Senior Management Incentive Compensation Plan awards are calculated according to a schedule comparing earnings per share ("EPS") and return on average assets ("ROAA") for the Award Period to a pre-determined performance standard. For 2005, 100% of the target ROAA of 1.21% and $2.26 EPS was required for an incentive to be earned. Each named executive officer's award was based on a percentage of his or her 2005 base salary times the Company's 2005 percent of target incentive award earned. For 2006, actual amounts of the Senior Management Incentive Compensation Plan awards will also be calculated according to a schedule comparing EPS and ROAA for the Award Period to a pre-determined performance standard.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY TRUST BANCORP, INC.

By:

Date:	February 1, 2006	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer